EXHIBIT 99.1

July 10, 2025

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Driving Communities Forward

On June 23, the Federal Home Loan Bank System released our 2024 Impact Report, highlighting the broad benefits the FHLBanks make as individual cooperatives and a collective System. The Impact Report highlights both the continued reliability of our foundational liquidity – essential to the flow of consumer credit throughout the nation – and a landmark year for our efforts to support housing affordability and community development.

Combined, the FHLBanks closed 2024 with nearly $740 billion in advances out to our members – the funding that supports and enhances our members’ ability to make the loans that drive their communities forward. The FHLBanks also had $220 billion in outstanding letters of credit at year-end 2024, backing our members’ commitments to beneficiaries, many of which are municipal activities that grow and strengthen neighborhoods.

The 11 FHLBanks collectively had a record year in our grant programs, committing a record $1.2 billion to our Affordable Housing Program and individual voluntary initiatives aimed at supporting housing affordability and economic growth in our Districts. The contributions to the Affordable Housing Program alone – which totaled more than $750 million in 2024 – helped drive an additional $8.9 billion in total development costs in 2024, reflecting the ripple effect of our funding. Together, the FHLBanks also provided more than $525 million in voluntary contributions in 2024, including grant programs focused on economic development, down payment assistance, small business support and disaster recovery. At the FHLBNY, we set aside a record $130 million for our housing and community development efforts, including $70.8 million for the 2024 AHP General Fund Round, an all-time program high that will be eclipsed later this year when we announce more than $86 million in AHP grants.

Equal access to our liquidity is available to members of all shapes, sizes and geographies, fostering the diverse, resilient and localized financial system to truly serve our broad nationwide economy. In delivering on our mission, the FHLBanks provide that invisible infrastructure that supports and stabilizes lending in America.

The Impact Report contains numerous case studies and testimonials on individual efforts of the FHLBanks in their Districts, including a section on the FHLBNY’s efforts to rebuild storm-damaged homes in the Caribbean and create homeownership opportunities in Ulster County.

An Engaging Evening

Everything the FHLBanks do, and all we accomplish, is done in partnership with our members. America’s local lenders put our liquidity to work in every community across the country. And it is through your local presence and activities that our grant programs can make their most targeted and lasting impact. This is why events like our Dinner & Discussions series are so important to how we operate. On June 5, I was thrilled to gather in Lower Manhattan and join with my colleagues and a room full of members from across our District to discuss the FHLBNY and the operating environment. The event also represented the final Dinner & Discussions presentation from Brian Jones, the FHLBNY’s Financial Economist, who retired earlier this month after eight years of providing economic analysis to our team, our Board and our members.

At events like Dinner & Discussions, we gain so much feedback directly from members on what you would like to see from your Home Loan Bank – input that directly informs our credit products, housing programs and stakeholder engagement efforts. For example, member feedback continues to shape our Mortgage Asset Program – a key tool in our housing finance efforts for which we recently hit a key milestone, surpassing $1 billion in MAP purchases.

Collaboration with our members moves our franchise forward, and enhances everything from our advances offerings to our support for housing finance. As always, we greatly appreciate our partnership with each of our members.

Sincerely,

Randolph C. Snook

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.